Exhibit 99.1

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA OF INGERSOLL RAND

At the close of business on June 5, 2008, Ingersoll-Rand Company Limited, a Bermuda Company (“IR Limited”) and the predecessor company to Ingersoll-Rand plc, completed its acquisition of Trane Inc., a Delaware corporation (“Trane”), for approximately $9.6 billion. The unaudited pro forma combined condensed financial data herein are based upon the historical consolidated financial statements and notes thereto of IR Limited and have been prepared to illustrate the effects of the merger pursuant to which Trane became a wholly-owned subsidiary of IR Limited.

The Unaudited Pro Forma Combined Condensed Income Statement Information set forth below has been presented after giving effect to the merger as if it had occurred on January 1, 2008. The historical financial information of IR Limited included in the Unaudited Pro Forma Combined Condensed Income Statement for the year ended December 31, 2008 includes the effect of the merger for the period from June 6, 2008 through and including December 31, 2008.

The unaudited pro forma combined condensed financial data herein give effect to IR Limited’s acquisition of all of the outstanding shares of Trane common stock (197.3 million), restricted stock units (0.3 million) and stock options (12.2 million) in exchange for:

•

the issuance of 45.4 million of IR Limited Class A common shares. The value of IR Limited Class A common shares issued in the merger was $44.78 per share, based on the volume weighted average of the closing trading prices on the announcement date and for the two days immediately prior to and the two days immediately subsequent to the announcement date of the Trane acquisition;

•	the payment of approximately $7.2 billion in cash ($36.50 per outstanding share of Trane common stock and restricted stock unit);

•	the payment of $121.9 million in cash in exchange for certain Trane stock options (approximately 4.5 million); and

•	the fair value of 7.7 million Trane stock options converted to IR Limited stock options, estimated to be worth $184.0 million using the Black-Scholes option pricing model.

The unaudited pro forma combined condensed financial data also give effect to the issuance of approximately $4.4 billion in additional debt which was used to fund (a) part of the cash portion of the purchase price and (b) certain of the out-of-pocket transaction costs associated with the merger.

The acquisition has been accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations. Under the purchase method of accounting, management allocated the total estimated purchase price to the net tangible and intangible assets acquired and liabilities assumed of Trane based on their estimated fair values.

The unaudited pro forma combined condensed financial data do not include non-recurring expenses related to the merger. Consequently, the unaudited pro forma combined condensed financial data excludes $132.4 million and $26 million in cost of goods sold and selling and administrative expenses, respectively, related to the fair value adjustments of inventory, in-process research and development and backlog. The unaudited pro forma combined condensed consolidated financial data also excludes $18.1 million and $25.6 million in selling and administrative expenses and other, net, respectively, related to the accelerated vesting of stock options and restricted stock units upon the change in control and legal fees, merger advisory fees and other costs directly related to the acquisition of Trane.

The unaudited pro forma combined condensed financial data do not reflect events that have occurred after December 31, 2008 or may occur in the future, including the repayment of the amount outstanding under the senior unsecured bridge loan facility in April 2009 or the potential realization of operating cost savings, revenue synergies, restructuring or other costs related to the integration of the two companies. The unaudited pro forma combined condensed financial data was prepared in accordance with the regulations of the SEC under Article 11 of Regulation S-X and are not reflective of the actual results that are expected in future periods once the integration of Trane is complete.

The unaudited pro forma combined condensed financial data is provided for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have occurred if the merger had been completed on the dates indicated, nor is it necessarily indicative of the future operating results or financial position of the combined company. In addition, the unaudited pro forma combined condensed financial data does not purport to indicate results of operations data as of any future date or any future period. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable.

The accompanying unaudited pro forma combined condensed financial data should be read in conjunction with the historical financial statements and the accompanying disclosures of IR Limited for the year ended December 31, 2008 and the historical financial statements and the accompanying disclosures of Trane for the year ended December 31, 2007 and the quarter ended March 30, 2008, incorporated herein by reference to the Current Report on Form 8-K/A filed with the SEC on August 11, 2008 (Item 9.01(a) only).

Unless otherwise specified or the context otherwise requires, as used herein, “we,” “us” and “our” and refer to Ingersoll-Rand plc or IR Limited, as the case may be, and their respective subsidiaries.

Ingersoll-Rand Company Limited

Unaudited Pro Forma Combined Condensed Income Statement Information

(in millions)

	For the year ended December 31, 2008		For the period January 1, 2008 – June 5, 2008
	Ingersoll Rand		Trane	Pro Forma Adjustments		Pro Forma as Adjusted
Net revenues	$13,227.4		$3,137.3	$(3.1	)(1)	$16,361.6
Cost of goods sold	(9,748.1)		(2,261.6)	120.7	(1)(2)	(11,889.0)
Selling and administrative expenses	(2,343.1)		(651.5)	(2.1	)(1)(2)(3)	(2,996.7)
Asset impairment	(3,710.0	)(8)	—	—		(3,710.0)

Operating income (loss)	(2,573.8)		224.2	115.5		(2,234.1)
Interest expense	(245.4)		(23.1)	(102.7	)(4)	(371.2)
Other, net	43.2		(40.8)	25.6	(5)	28.0

Earnings (loss) from continuing operations before income taxes	(2,776.0)		160.3	38.4		(2,577.3)
Benefit (provision) for income taxes	208.6		(50.3)	(36.6	)(6)	121.7

Earnings (loss) from continuing operations	$(2,567.4)		$110.0	$1.8		$(2,455.6)

Earnings (loss) from continuing operations per share
Basic	$(8.54)			—		$(7.68)
Diluted	$(8.54)			—		$(7.68)
Weighted average shares
Weighted average basic shares	300.6			19.3	(7)	319.9
Effect of dilutive options	—			—	(7)	—

Weighted average diluted shares	300.6			19.3		319.9

See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Data.

INGERSOLL-RAND COMPANY LIMITED

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

(1)	Represents the increase in depreciation and amortization expense based on the allocation of the purchase price to Trane’s property, plant and equipment and certain intangible assets acquired, such as developed technology and customer relationships. The increase in depreciation and amortization expense is allocated to either cost of goods sold or selling and administrative expenses based on the nature of the asset. The adjustment also represents a decrease in revenue based on the allocation of the purchase price to Trane’s deferred revenue.

We consider the useful lives of developed technology and customer relationships to be approximately 8 years and approximately 18 years, respectively. We consider the useful lives of the components of deferred revenue to be between 1 and 3 years. The determination of the useful lives was based upon various accounting studies, historical acquisition experience, economic factors and the future cash flows of the combined company. In addition, we reviewed software and technological trends and also considered the relative stability of the current Trane customer base.

(2)	Represents the reversal of nonrecurring purchase accounting expenses of $132.4 million and $26.0 million in cost of goods sold and selling and administrative expenses, respectively. These purchase accounting expenses relate to the fair value adjustments of inventory, in-process research and development and backlog.

(3)	Represents amounts for the accelerated vesting of Trane stock options and restricted stock units upon the change in control in accordance with plan documents and other change in control payments totaling $18.1 million for the year ended December 31, 2008.

(4)	Represents the increase in interest expense, using a weighted average interest rate of 5.44%, associated with the borrowings under our senior unsecured bridge loan facility and the issuance of commercial paper to fund (a) part of the cash portion of the purchase price and (b) certain of our out-of-pocket transaction costs associated with the Trane acquisition ($56.8 million).

We repaid a portion of the senior unsecured bridge loan facility with senior notes offered on August 12, 2008. We repaid the outstanding amount under the senior unsecured bridge loan facility in April 2009 with proceeds from our offering of senior notes due 2014 and exchangeable senior notes due 2012. Actual interest rates for our outstanding borrowings can vary from the 5.44% depicted. The effect of a 0.25% increase in the interest rates would be an increase in interest expense of $11.1 million for the year ended December 31, 2008.

(5)	Represents costs associated with legal fees, merger advisory fees and other costs directly related to the acquisition of Trane totaling $25.6 million for the year ended December 31, 2008.

(6)	For purposes of these pro forma statements, the U.S. federal statutory tax rate of 35.0% has been used for all periods to calculate the tax effect associated with the amortization of certain intangible assets acquired, the additional depreciation of certain property, plant and equipment acquired and the reversal of non-recurring expenses as detailed in Notes 2, 3 and 5. These rates are estimates and do not take into account future tax strategies that may be applied to the consolidated entity. Our December 31, 2008 effective tax rate of 12.4% (excluding the asset impairment) has been used to calculate the tax benefit associated with the interest expense on approximately $4.4 billion of additional debt used to fund (a) part of the cash portion of the purchase price and (b) certain of our out-of-pocket transaction costs associated with the merger.

(7)	The preliminary adjustments to the historical weighted average basic and diluted shares for the pro forma periods presented are as follows (in millions):

	For the Year Ended December 31, 2008
	Basic shares	Diluted shares
Elimination of average IR Limited shares issued in the merger (for the period June 6, 2008 through June 30, 2008)	(26.1)	(26.1)
Issuance of IR Limited shares as part of the merger (assumed outstanding for the year ended December 31, 2008)	45.4	45.4
Effect of dilutive options	—	—

	19.3	19.3

As we experienced a net loss from continuing operations in 2008, we have not included the impact of shares issuable under incentive stock plans in the calculation of diluted EPS as the result would have an anti-dilutive effect on earnings per share.

(8)	In the fourth quarter of 2008, we tested goodwill and other indefinite-lived intangible assets for impairment. As a result of decreased global equity valuations, the tightening of industrial and retail end markets and a resulting decline in our 2009 projected financial performance, we incurred a non-cash pre-tax impairment charge of approximately $3.7 billion, approximately $3.4 billion after-tax.